UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2009

Park National Corporation
 (Exact name of registrant as specified in its charter)

Ohio	1-13006	31-1179518
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 North Third Street, P.O. Box 3500, Newark, Ohio	43058-3500
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (740) 349-8451

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

On November 17, 2009, Park National Corporation (“Park”) entered into a Subscription Agreement for Common Shares of Park National Corporation (the “Agreement”) with the Park National Corporation Defined Benefit Pension Plan (the “Subscriber”), pursuant to which the Subscriber offered and agreed to purchase 115,800 common shares of Park. The purchase price for the common shares is $60.45 per share, which was the closing price on November 16, 2009, as provided by NYSE Amex. The purchase, which represents less than 10 percent of the fair market value of the total assets of the Park National Corporation Defined Benefit Plan at the time of the transaction, will consist of shares currently held by Park in treasury stock. Proceeds from the sale of common shares to the Subscriber pursuant to the Agreement totaled $7,000,110.

Item 8.01 – Other Events

The proceeds from the sale of the common shares by Park to the Subscriber described in Item 1.01 of this Current Report on Form 8-K, when combined with the proceeds of other sales of Park common shares in 2009, represent total proceeds of $53.5 million, net of all selling and due diligence expenses. Park continues to consider other capital-raising alternatives, including the sale of subordinated debentures by either or both of Park and The Park National Bank, as well as continued sales of common shares of Park through the At-the-Market (ATM) offering announced May 27, 2009. Park currently intends to limit future sales of common shares under the ATM offering to $24 million.

Item 9.01 – Financial Statements and Exhibits.

(a)	Not applicable

(b)	Not applicable

(c)	Not applicable

(d)	Exhibits. The following exhibit is included with this Current Report on Form 8-K:

Exhibit No.	Description
10.1	Subscription Agreement, dated November 17, 2009, by and between Park National Corporation and the Park National Corporation Defined Benefit Pension Plan

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signature on following page.]

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARK NATIONAL CORPORATION

Dated: November 17, 2009

By: /s/ John W. Kozak
       John W. Kozak
       Chief Financial Officer

INDEX TO EXHIBITS

Current Report on Form 8-K
Dated November 17, 2009

Park National Corporation

Exhibit No.	Description
10.1	Subscription Agreement, dated November 17, 2009, by and between Park National Corporation and the Park National Corporation Defined Benefit Pension Plan

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